================================================================================
                              KENMAR GLOBAL TRUST

                          UNAUDITED ACCOUNT STATEMENT
                        FOR THE MONTH ENDING JUNE 30, 2000


                           STATEMENT OF INCOME (LOSS)
                           -------------------------

TRADING INCOME (LOSS)
Realized Trading Gain/(Loss)                                      $739,189.72
Change in Unrealized Gain/(Loss)                               ($1,050,947.95)
Gain/(Loss) on Other Investments                                   ($1,254.15)
Brokerage Commission                                             ($194,990.05)
                                                                 ------------
Total Trading Income                                             ($508,002.43)


EXPENSES
Audit Fees                                                               0.00
Administrative and Legal Fees                                       $9,863.18
Management Fees                                                         $0.00
Incentive Fees                                                    ($49,051.16)
Other Expenses                                                           0.00
                                                                 ------------
Total Expenses                                                    ($39,187.98)

Interest Income                                                   $100,362.09

NET INCOME (LOSS) FROM THE PERIOD                                ($368,452.36)
                                                                 ============

                 STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)


Beginning of Month            $21,271,640.92
Addition                         $176,755.00
Withdrawal                      ($727,948.60)
Net Income/(Loss)               ($368,452.36)
                              --------------
Month End                     $20,351,994.95

Month End NAV Per Unit                $97.47

Monthly Rate of Return                 -1.73%
Year to Date Rate of Return            -2.12%

         To the best of our knowledge and belief, the information above is accurate and complete:
Kenneth A. Shewer, Chairman                           Marc S. Goodman, President

                   Kenmar Advisory Corp., General Partner of
                              Kenmar Global Trust

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ALLOCATION OF
ASSETS TO ADVISORS

              JUL 1      JUN 1
              2000       2000
              -----      -----
Beacon
                4%         4%
Bridgewater
               37%        36%
Grinham
               24%        24%
Sunrise
               16%        16%
Transtrend
               19%        20%

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KENMAR GLOBAL TRUST
JUNE 2000 SUMMARY

JULY 17, 2000

Prices in currency and global interest rate markets moved in a sideways fashion during the month as global investors waited for clearer signals on the outlook for interest rates. With few trends to grab hold of. Kenmar Global Trust ("KGT") experienced its largest declines in these markets. Overall, however, there were no out-sized gains or losses in the period. Positions in metals and meats were also unprofitable. Positions in global stock indices, energy and grains generated gains. KGT ended June down 1.7%, net of fees and expenses. The Net Asset Value per Unit of KGT was $97.47 as of June 30, 2000.

MARKET OVERVIEW

Global interest rate and currency markets were unstable in June, as they have been for much of the second quarter, pending central banks' decisions on interest rates. Trading volume was light, reflecting investors' preference to stay on the sidelines until interest rate scenarios were clearer. As a result, prices in these markets moved in a seesaw pattern, with some sectors ending the month relatively unchanged. Despite intermittent volatility, for example, the euro ended June where it began - at less than a U.S. dollar. Global stock indices were more directional; both the Nasdaq and the S&P 500 Index ended the period higher, as did major equity markets in Asia. Performance in Europe was mixed. elsewhere, high energy prices continued to capture headlines. The rise in crude oil and other energy products helped boost the Bridge-CRB index of 17 commodities to its highest level since April 1998. Finally, from a macroeconomic perspective, investors seemed poised for a sea change - a shift of investment opportunities from the U.S., where the economy may be cooling, to Europe, where economic growth is strengthening.




       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

KENMAR GLOBAL TRUST
JUNE 2000 SUMMARY

PERFORMANCE SUMMARY

Global interest rate markets were trendless in June, particularly in U.S. sectors as concerns about the impact of rising oil prices competed with optimism that the Fed won't need to raise rates again. KGT was unprofitable in all markets traded in the interest rate sector. Meanwhile, currencies also seesawed, staying within tight trading ranges. Gains in the euro and Canadian dollar were offset by unprofitable positions in other currencies. Positions in metals also posed a challenge for KGT: except for copper, nickel and platinum, performance in other metals traded declined. On the positive side, gains were generated in global stock indices, particularly in European and Pacific Rim indices. European markets generally trended downward, but could be count on to rally whenever U.S. data indicated a slowing economy across he Atlantic. Except for natural gas and gasoline, KGT recorded profits in all energy sectors traded. Gains in grains were led by positions in corn. Corn prices declined sharply at month-end on better-than-expected inventory reports.

To the best of my knowledge and belief, the above information is accurate and complete.



Sincerely,

/s/ ESTHER ECKERLING GOODMAN

Esther Eckerling Goodman
Chief Operating Officer and Senior Executive Vice President
Kenmar Advisory Corp., as Managing Owner
Kenmar Global Trust













        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS